EXHIBIT 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of D.R. Horton, Inc.

We have audited the accompanying consolidated balance sheets of D.R. Horton, Inc. and subsidiaries as of September 30, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended September 30, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of D.R. Horton, Inc. and subsidiaries at September 30, 2004 and 2003, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 2004, in conformity with U.S. generally accepted accounting principles.

Fort Worth, Texas

November 19, 2004, except for paragraphs
         three and four of Note A, as to which
         the date is August 8, 2005

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

D.R. HORTON, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of September 30,

	2004	2003

	(In millions)
ASSETS
Homebuilding:
Cash and cash equivalents	$480.1	$542.4
Inventories:
Construction in progress and finished homes	2,878.5	2,464.6
Residential lots — developed and under development	3,529.0	2,506.2
Land held for development	6.2	6.5
Consolidated land inventory not owned	153.7	105.0

	6,567.4	5,082.3
Property and equipment (net)	91.9	81.7
Earnest money deposits and other assets	576.6	436.7
Goodwill	578.9	578.9

	8,294.9	6,722.0

Financial Services:
Cash and cash equivalents	37.9	40.5
Mortgage loans held for sale	623.3	485.5
Other assets	29.1	31.4

	690.3	557.4

	$8,985.2	$7,279.4

LIABILITIES
Homebuilding:
Accounts payable	$453.9	$422.4
Accrued and other liabilities	888.2	709.5
Notes payable	3,006.5	2,565.2

	4,348.6	3,697.1

Financial Services:
Accounts payable and other liabilities	16.8	17.1
Notes payable to financial institutions	492.7	398.0

	509.5	415.1

	4,858.1	4,112.2

Minority interests	166.4	135.9

STOCKHOLDERS’ EQUITY
Preferred stock, $.10 par value, 30,000,000 shares authorized, no shares issued	—	—
Common stock, $.01 par value, 400,000,000 shares authorized, 314,045,820 shares issued and 311,393,020 shares outstanding at September 30, 2004 and 157,419,220 shares issued and 154,766,420 shares outstanding at September 30, 2003	3.1	1.6
Additional capital	1,599.2	1,581.7
Unearned compensation	—	(2.2)
Retained earnings	2,417.3	1,509.1
Treasury stock, 2,652,800 shares at September 30, 2004 and 2003, at cost	(58.9)	(58.9)

	3,960.7	3,031.3

	$8,985.2	$7,279.4

See accompanying notes to consolidated financial statements.

D.R. HORTON, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended September 30,

	2004	2003	2002

	(In millions, except per share data)
Homebuilding:
Revenues:
Home sales	$10,491.1	$8,334.1	$6,529.6
Land/lot sales	166.9	218.0	95.6

	10,658.0	8,552.1	6,625.2
Cost of sales:
Home sales	8,094.7	6,621.2	5,282.1
Land/lot sales	102.6	184.6	82.3

	8,197.3	6,805.8	5,364.4
Gross profit:
Home sales	2,396.4	1,712.9	1,247.5
Land/lot sales	64.3	33.4	13.3

	2,460.7	1,746.3	1,260.8
Selling, general and administrative expense	959.0	817.0	646.8
Interest expense	3.4	5.2	6.0
Other (income) expense	(9.9)	9.4	16.9

	1,508.2	914.7	591.1

Financial Services:
Revenues	182.8	176.0	113.6
General and administrative expense	121.0	98.3	67.8
Interest expense	5.9	7.4	5.5
Other (income)	(18.8)	(23.2)	(16.1)

	74.7	93.5	56.4

INCOME BEFORE INCOME TAXES	1,582.9	1,008.2	647.5
Provision for income taxes	607.8	382.2	242.8

NET INCOME	$975.1	$626.0	$404.7

Basic net income per common share	$3.14	$2.11	$1.51

Net income per common share assuming dilution	$3.09	$1.99	$1.39

Cash dividends declared per share	$0.215	$0.135	$0.097

See accompanying notes to consolidated financial statements.

D.R. HORTON, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

						Total
	Common	Additional	Unearned	Retained	Treasury	Stockholders’
	Stock	Capital	Compensation	Earnings	Stock	Equity

	(In millions, except common stock share data)
Balances at September 30, 2001 (76,901,511 shares)	$.8	$704.8	$—	$544.6	$—	$1,250.2

Net income	—	—	—	404.7	—	404.7
Issuances under D.R. Horton, Inc. employee benefit plans (18,460 shares)	—	.4	—	—	—	.4
Exercise of stock options (756,235 shares)	—	13.6	—	—	—	13.6
Fair value of unvested stock options issued in connection with an acquisition	—	10.4	(6.0)	—	—	4.4
Amortization of unvested stock options issued in connection with an acquisition over remaining vesting period	—	—	1.6	—	—	1.6
Cash dividends declared	—	—	—	(26.1)	—	(26.1)
Stock issued as partial consideration for acquisition (20,079,532 shares)	.2	620.9	—	—	—	621.1
Three-for-two stock split (48,749,353 shares)	.5	(.5)	—	—	—	—

Balances at September 30, 2002 (146,505,091 shares)	$1.5	$1,349.6	$(4.4)	$923.2	$—	$2,269.9

Net income	—	—	—	626.0	—	626.0
Issuances under D.R. Horton, Inc. employee benefit plans (40,736 shares)	—	.9	—	—	—	.9
Exercise of stock options (873,353 shares)	—	12.0	—	—	—	12.0
Amortization of unvested stock options issued in connection with an acquisition over remaining vesting period	—	—	2.2	—	—	2.2
Cash dividends declared	—	—	—	(40.1)	—	(40.1)
Treasury stock purchases (2,652,800 shares)	—	—	—	—	(58.9)	(58.9)
Conversion of convertible notes (10,000,040 shares)	.1	219.2	—	—	—	219.3

Balances at September 30, 2003 (154,766,420 shares)	$1.6	$1,581.7	$(2.2)	$1,509.1	$(58.9)	$3,031.3

Net income	—	—	—	975.1	—	975.1
Issuances under D.R. Horton, Inc. employee benefit plans (64,526 shares)	—	2.5	—	—	—	2.5
Exercise of stock options (1,033,582 shares)	—	16.5	—	—	—	16.5
Amortization of unvested stock options issued in connection with an acquisition over remaining vesting period	—	—	2.2	—	—	2.2
Cash dividends declared	—	—	—	(66.9)	—	(66.9)
Three-for-two stock split (77,511,368 shares)	.8	(.8)	—	—	—	—
Four-for-three stock split (78,017,124 shares) paid in March 2005	.7	(.7)	—	—	—	—

Balances at September 30, 2004 (311,393,020 shares)	$3.1	$1,599.2	$—	$2,417.3	$(58.9)	$3,960.7

See accompanying notes to consolidated financial statements.

D.R. HORTON, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended September 30,

	2004	2003	2002

	(In millions)
OPERATING ACTIVITIES
Net income	$975.1	$626.0	$404.7
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	49.6	41.8	32.8
Amortization of debt discounts and fees	5.9	4.0	7.8
Changes in operating assets and liabilities:
Increase in inventories	(1,411.1)	(486.0)	(244.2)
(Increase) decrease in earnest money deposits and other assets	(95.3)	9.5	(92.3)
Increase in mortgage loans held for sale	(137.8)	(21.4)	(241.3)
Increase in accounts payable and other liabilities	191.1	249.4	41.9

NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(422.5)	423.3	(90.6)

INVESTING ACTIVITIES
Net purchases of property and equipment	(55.2)	(48.6)	(39.3)
Net cash paid for acquisitions	—	—	(153.8)

NET CASH USED IN INVESTING ACTIVITIES	(55.2)	(48.6)	(193.1)

FINANCING ACTIVITIES
Proceeds from notes payable	2,879.5	1,945.4	3,138.1
Repayment of notes payable	(3,059.8)	(2,266.7)	(3,223.5)
Issuance of senior and senior subordinated notes payable	644.6	512.6	247.9
Repurchase of treasury stock	—	(58.9)	—
Proceeds from stock associated with certain employee benefit plans	15.4	11.6	12.4
Cash dividends paid	(66.9)	(40.1)	(26.1)

NET CASH PROVIDED BY FINANCING ACTIVITIES	412.8	103.9	148.8

(DECREASE) INCREASE IN CASH	(64.9)	478.6	(134.9)
Cash at beginning of year	582.9	104.3	239.2

Cash at end of year	$518.0	$582.9	$104.3

Supplemental cash flow information:
Interest paid, net of amounts capitalized	$8.5	$12.0	$9.7

Income taxes paid	$614.4	$325.0	$302.4

Supplemental disclosures of noncash activities:
Notes payable assumed related to acquisitions	$—	$—	$802.2

Conversion of senior notes	$—	$219.3	$—

Issuance of common stock related to acquisitions	$—	$—	$621.1

Notes payable issued for inventory	$71.9	$102.3	$36.8

See accompanying notes to consolidated financial statements.

D.R. HORTON, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

      The consolidated financial statements include the accounts of D. R. Horton, Inc. and its wholly-owned, majority-owned and controlled subsidiaries (the Company), as well as certain variable interest entities required to be consolidated pursuant to Interpretation No. 46 issued by the Financial Accounting Standards Board (“FASB”). All intercompany balances and transactions have been eliminated in consolidation.

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ materially from those estimates.

Effects of EITF 04-8 and Four-for-Three Stock Split

      In October 2004, the FASB ratified Emerging Issues Task Force Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share” (EITF 04-8). EITF 04-8 requires that shares underlying contingently convertible debt be included in diluted earnings per share computations using the if-converted method regardless of whether the market price trigger, or other contingent features, has been met. The effective date for EITF 04-8 is for reporting periods ending after December 15, 2004. EITF 04-8 also requires restatement of earnings per share amounts for prior periods presented during which the instrument was outstanding. In May 2001, the Company issued 381,113 zero coupon convertible senior notes, which were converted into shares of its common stock in June 2003. During certain quarters of the years ended September 30, 2003 and 2002, the market price trigger was not met and the convertible shares were not included in the computation of diluted earnings per share. The adoption of EITF 04-8 reduced net income per common share assuming dilution by $0.06 and $0.05 for the fiscal years ended September 30, 2003 and 2002, respectively.

     The consolidated balance sheet as of September 30, 2004, the consolidated statements of income for each of the three years in the period ended September 30, 2004, and the statement of stockholders’ equity for the year ended September 30, 2004 included herein reflect the effects of the adoption of EITF 04-8 and the effects of the Company’s March 2005 four-for-three stock split.

Recent Accounting Pronouncement

      In October 2004, the FASB announced that Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payment,” would become effective for most publicly owned companies for interim or annual periods beginning after June 15, 2005. This Statement would require companies to record compensation expense for all share-based payments, such as employee stock options, at fair value. The FASB plans to issue SFAS No. 123R in its final form on or around December 15, 2004. The Company does not believe that the implementation of the provisions of SFAS No. 123R will have a material impact on the Company’s financial position, results of operations or cash flows.

Reporting Segments

      The Company has two operating and reporting segments: Homebuilding and Financial Services. Homebuilding is the Company’s core business, generating 98% of consolidated revenues and 91% to 95% of consolidated income before income taxes in fiscal 2004, 2003 and 2002.

      The Company’s homebuilding segment is primarily engaged in the acquisition and development of land for residential purposes and the construction and sale of residential homes on such land, in 21 states and 63 markets in the United States. The homebuilding segment generates most of its revenues from the sale of completed homes, with a lesser amount from the sale of land and lots.

      The Company’s financial services segment provides mortgage banking and title agency services principally to customers of the Company’s homebuilding segment. The Company does not retain or service the mortgages that it originates, but, rather, sells the mortgages and related servicing rights to investors. The financial services segment generates its revenue from originating and selling mortgages and collecting fees for title insurance agency and closing services.

      Assets, liabilities, revenues, expenses and operating income of the Company’s reporting segments are separately presented in the consolidated balance sheets and consolidated statements of income. The accounting policies of the reporting segments are described throughout this note.

D.R. HORTON, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Revenue Recognition

      Homebuilding revenue is recognized at the time of the closing of a sale, when title to and possession of the property are transferred to the buyer. Virtually all homebuilding revenues are received in cash within two days of closing. Financial services revenues associated with the Company’s title operations are recognized as homes are closed, closing services are rendered and title insurance policies are issued, all of which generally occur simultaneously as each home is closed. The majority of the revenues associated with the Company’s mortgage operations is recognized when the mortgage loans and related servicing rights are sold to third-party investors. Origination fees, net of direct origination costs, are deferred and recognized as revenues, along with the associated gains or losses on the sale of the loans and related servicing rights, when the loans are sold to third-party investors.

Cash and Cash Equivalents

      The Company considers all highly liquid investments with an initial maturity of three months or less when purchased to be cash equivalents. Amounts in transit from title companies for home closings are included in cash.

Inventories and Cost of Sales

      Finished inventories, inventories under construction or development or held for development are stated at accumulated costs, unless such costs would not be recovered from the cash flows generated by future disposition. In this instance, such inventories are measured at fair value, less disposal costs.

      Inventory costs include land, land development and home construction costs, and interest and real estate taxes related to property under development and construction. Applicable direct overhead costs incurred after development projects or homes are substantially complete such as utilities, maintenance, and cleaning are charged to SG&A expense as incurred. All indirect overhead costs, such as compensation of construction superintendents, sales personnel and division and region management, advertising and builder’s risk insurance, are charged to SG&A expense as incurred.

      Land and development costs are allocated to individual residential lots on a pro-rata basis, and the cost of residential lots are transferred to construction in progress when home construction begins. Home construction costs are accumulated for each specific home.

      Cost of sales for homes closed includes the specific construction costs of each home, land acquisition and land development costs allocated to each home, closing costs and sales commissions paid to third parties, related interest and real estate taxes, and an estimate of future warranty and related costs for the homes closed.

      Each quarter, we review all components of our inventory for the purpose of determining whether recorded costs and costs required to complete each home or project are recoverable. If our review indicates that an impairment loss is required under the SFAS No. 144 guidelines, we estimate and record such loss to cost of sales in that quarter. To date, such impairment losses have been insignificant in the aggregate.

Interest

      The Company capitalizes interest costs to inventory during development and construction. Capitalized interest is charged to cost of sales as the related inventory is delivered to the buyer. The following table summarizes the Company’s homebuilding interest costs incurred, capitalized, charged to cost of sales and expensed directly during the years ended September 30, 2004, 2003 and 2002:

	Year Ended September 30,

	2004	2003	2002

Capitalized interest, beginning of year	$168.4	$153.5	$96.9
Interest incurred — homebuilding	236.7	239.5	198.8
Interest expensed
Directly — homebuilding	(3.4)	(5.2)	(6.0)
Amortized to cost of sales	(249.0)	(219.4)	(136.2)

Capitalized interest, end of year	$152.7	$168.4	$153.5

D.R. HORTON, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Consolidated Land Inventory Not Owned

      In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” as amended (“FIN 46”). FIN 46 provides guidance for the financial accounting and reporting of interests in certain variable interest entities, which FIN 46 defines as certain business entities that either have equity investors with no voting rights or have equity investors that do not provide sufficient financial resources for the entities to support their activities. FIN 46 requires consolidation of such entities by any company that is subject to a majority of the risk of loss from the entities’ activities or is entitled to receive a majority of the entities’ residual returns or both, defined as the primary beneficiary of the variable interest entity.

      In the ordinary course of its homebuilding business, the Company enters into land and lot option purchase contracts in order to procure land or lots for the construction of homes. Under such option purchase contracts, the Company will fund a stated deposit in consideration for the right, but not the obligation, to purchase land or lots at a future point in time with predetermined terms. Under the terms of the option purchase contracts, many of the Company’s option deposits are non-refundable. Certain non-refundable deposits are deemed to create a variable interest in a variable interest entity under the requirements of FIN 46. As such, certain of the Company’s option purchase contracts result in the acquisition of a variable interest in the entity holding the land parcel under option.

      In applying the provisions of FIN 46, the Company evaluates those land and lot option purchase contracts with variable interest entities to determine whether the Company is the primary beneficiary based upon analysis of the variability of the expected gains and losses of the entity. Based on this evaluation, if the Company is the primary beneficiary of an entity with which the Company has entered into a land or lot option purchase contract, the variable interest entity is consolidated.

      Since the Company owns no equity interest in any of the unaffiliated variable interest entities that it must consolidate pursuant to FIN 46, the Company generally has little or no control or influence over the operations of these entities or their owners. When the Company’s requests for financial information are denied by the land sellers, certain assumptions about the assets and liabilities of such entities are required. In most cases, the fair value of the assets of the consolidated entities have been assumed to be the remaining contractual purchase price of the land or lots the Company is purchasing. In these cases, it is assumed that the entities have no debt obligations and the only asset recorded is the land or lots the Company has the option to buy with a related offset to minority interest for the assumed third party investment in the variable interest entity.

      The consolidation of these variable interest entities added $153.7 million and $105.0 million in land inventory not owned and minority interests to the Company’s balance sheets at September 30, 2004 and 2003, respectively. The Company’s obligations related to these land or lot option contracts are guaranteed by cash deposits totaling $17.2 million and $13.9 million and performance letters of credit, promissory notes and surety bonds totaling $3.3 million and $17.6 million, as of September 30, 2004 and 2003, respectively. Creditors, if any, of these variable interest entities have no recourse against the Company.

      Including the deposits with the variable interest entities above, the Company has deposits amounting to $251.4 million to purchase land and lots with a total remaining purchase price of $4.9 billion at September 30, 2004. For the variable interest entities which are unconsolidated because the Company is not subject to a majority of the risk of loss or entitled to receive a majority of the entities’ residual returns, the maximum exposure to loss is limited to the amounts of the Company’s option deposits, which totaled $217.2 million at September 30, 2004.

Property and Equipment

      Property and equipment is stated at cost less accumulated depreciation. Repairs and maintenance costs are expensed as incurred. Depreciation generally is recorded using the straight-line method over the estimated useful life of the asset. Depreciable lives for model home furniture typically range from 2 to 3 years, depreciable lives for office furniture and equipment typically range from 2 to 5 years, and depreciable lives for buildings and improvements typically range from 5 to 20 years. Accumulated depreciation was $118.1 million and $90.2 million as of September 30, 2004 and 2003, respectively. Depreciation expense was $43.7 million, $38.3 million and $30.4 million in fiscal 2004, 2003 and 2002, respectively.

D.R. HORTON, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Long-lived assets

      Potential impairments of long-lived assets are reviewed annually or when events and circumstances warrant an earlier review. In accordance with SFAS No. 144, impairment is determined when estimated future undiscounted cash flows associated with an asset are less than the asset’s carrying value.

Goodwill and Other Intangible Assets

      Goodwill represents the excess of purchase price over net assets acquired. The Company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” effective October 1, 2001. Upon the adoption of SFAS No. 142, goodwill is subject to an annual impairment test. Other intangible assets continue to be amortized over their useful lives. Goodwill is reviewed for potential impairment annually or when events and circumstances warrant an earlier review. Impairment is determined to exist when the estimated fair value of goodwill is less than its carrying value. The Company performed the required impairment tests during fiscal 2004, 2003 and 2002 and determined that no goodwill impairment existed.

      Accumulated amortization related to goodwill was $38.9 million at September 30, 2004 and 2003. Amortization of other intangible assets was $3.7 million, $1.2 million and $0.9 million in fiscal 2004, 2003 and 2002, respectively. The carrying values of other intangible assets as of September 30, 2004 and 2003 were $0 and $3.7 million, net of accumulated amortization of $5.8 million and $2.1 million, respectively.

Warranty Costs

      The Company provides its homebuyers a one-year comprehensive limited warranty for all parts and labor and a ten-year limited warranty for major construction defects. Since the Company subcontracts its homebuilding work to subcontractors who provide it with an indemnity and a certificate of insurance prior to receiving payments for their work, claims relating to workmanship and materials are generally the primary responsibility of the subcontractors. Warranty reserves have been established by charging cost of sales and crediting a warranty liability for each home delivered. The amounts charged are based on management’s estimate of expected warranty-related costs under all unexpired warranty obligation periods. The Company’s warranty liability is based upon historical warranty cost experience in each market in which it operates and is adjusted as appropriate to reflect qualitative risks associated with the types of homes built and the geographic areas in which they are built. The following table sets forth the Company’s warranty reserve:

	September 30,

	2004	2003

	(In millions)
Warranty reserve, beginning of period	$73.1	$39.5
Warranties issued	54.9	45.0
Changes in reserves for pre-existing warranties	0.3	16.0
Settlements made	(32.3)	(27.4)

Warranty reserve, end of period	$96.0	$73.1

Insurance Claim Costs

      The Company has, and requires the majority of its subcontractors to have, general liability and workers compensation insurance. These insurance policies protect the Company against a portion of its risk of loss from claims, subject to certain self-insured retentions, deductibles and other coverage limits. The Company reserves for costs to cover its self-insured and deductible amounts under those policies and for

D.R. HORTON, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

any costs of claims and lawsuits in excess of its coverage limits or not covered by such policies, based on an analysis of the Company’s historical claims which includes an estimate of claims incurred but not yet reported. Expenses related to such claims were approximately $80.9 million, $43.5 million, and $21.0 million in fiscal 2004, 2003, and 2002, respectively.

Minority Interests

      Through acquisitions, the Company has assumed several joint venture arrangements on construction projects whereby the Company is entitled to a percentage of the profits and/or losses. The Company has a controlling interest in these joint ventures, so their financial position and results of operations are consolidated in the Company’s financial statements and the partners’ equity positions are recorded as minority interests. Also, included in minority interests is the estimated fair value of all third-party interests in variable interest entities consolidated pursuant to FIN 46.

Advertising costs

      The Company expenses advertising costs as they are incurred. Advertising expense was approximately $64.3 million, $59.3 million and $46.7 million in fiscal 2004, 2003 and 2002, respectively.

Earnings Per Share

      Basic earnings per share is based upon the weighted average number of shares of common stock outstanding during each year. Diluted earnings per share is based upon the weighted average number of shares of common stock and dilutive securities outstanding.

      On February 5, 2002, each of the Company’s 381,113 Zero Coupon Convertible Senior Notes outstanding first became eligible for conversion into 26.2391 shares of the Company’s common stock. These Convertible Senior Notes were convertible on any date as of which the average closing price of the Company’s common stock for the twenty preceding trading days exceeded the specified threshold of 110% of the accreted value of each note, divided by the conversion rate. The twenty-day average closing price of the Company’s common stock exceeded the specified threshold at the end of the March 31, 2002 and June 30, 2002 quarters and for a portion of the quarter ended June 30, 2003. On May 27, 2003, the Company called the zero coupon convertible senior notes for redemption. The call for redemption gave the note holders the right to convert their notes into shares of our common stock or to redeem them for cash at their accreted value as of the redemption date. All of the notes were presented by June 26, 2003 for conversion into D.R. Horton common stock, and accordingly the Company issued approximately 10 million shares of common stock in exchange for the notes, whose total accreted value as of the conversion dates was approximately $214.1 million. In accordance with the requirements of EITF 04-08 (see Note A, “Recent Accounting Pronouncements”), the shares underlying the Convertible Senior Notes are included in the denominator for diluted earnings per share for all fiscal quarters that the Convertible Senior Notes were outstanding. Also, the numerator for diluted earnings per share was increased by tax-effected interest expense and amortization of issuance costs associated with the Convertible Senior Notes for all quarters that such notes were outstanding.

D.R. HORTON, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table sets forth the numerators and denominators used in the computation of basic and diluted earnings per share:

	Year Ended September 30,

	2004	2003	2002

	(In millions)
Numerator:
Net income	$975.1	$626.0	$404.7
Effect of dilutive securities:
Interest expense and amortization of issuance costs associated with zero coupon convertible senior notes, net of applicable income taxes	—	3.1	4.2

Numerator for diluted earnings per share after assumed conversions	$975.1	$629.1	$408.9

Denominator:
Denominator for basic earnings per share — weighted average shares	310.5	297.0	268.5
Effect of dilutive securities:
Zero coupon convertible senior notes	—	14.6	20.0
Employee stock options	5.5	4.5	4.8

Denominator for diluted earnings per share — adjusted weighted average shares and assumed conversions	316.0	316.1	293.3

      In December 2003, the Company’s Board of Directors declared a three-for-two common stock split (effected as a 50% stock dividend), paid on January 12, 2004 to stockholders of record on December 22, 2003. In February 2005, the Company’s Board of Directors declared a four-for-three stock split (effected as a 33% stock dividend), paid on March 16, 2005 to stockholders of record on March 1, 2005. The average share amounts presented above reflect the effects of these stock splits.

      Options to purchase 5.5 million shares of common stock at various prices were outstanding during fiscal 2002 but were not included in the computation of diluted earnings per share because the exercise prices were greater than the average market price of the common shares and, therefore, their effect would be antidilutive. All options outstanding during fiscal 2004 and 2003 were included in the computation of diluted earnings per share.

Stock-Based Compensation

      The Company may, with the approval of the Compensation Committee of its Board of Directors, grant stock options for a fixed number of shares to employees. The Company accounts for stock option grants in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”. The Company adopted the disclosure-only provisions as specified by the SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” (“SFAS No. 148”). The exercise price of the Company’s employee stock options equals the market price of the underlying stock on the date of grant, and therefore no compensation expense is recognized for the initial grant. SFAS No. 123 and SFAS No. 148 require disclosure of pro forma net income and pro forma net income per share as if the fair value based method had been applied in measuring compensation expense for fiscal 2004, 2003 and 2002 for options granted after fiscal 1995.

D.R. HORTON, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table sets forth the effect on net income and earnings per share as if the fair value based method had been applied:

	Year Ended September 30,

	2004	2003	2002

	(In millions, except per share
	data)
Net income as reported	$975.1	$626.0	$404.7
Add: Stock-based employee compensation expense included in reported net income, net of tax	1.3	1.4	1.0
Deduct: Total stock-based employee compensation expense determined under fair value based method, net of tax	(7.1)	(5.7)	(3.7)

Pro forma net income	$969.3	$621.7	$402.0

Reported basic net income per share	$3.14	$2.11	$1.51

Pro forma basic net income per share	$3.12	$2.09	$1.50

Reported diluted net income per share	$3.09	$1.99	$1.39

Pro forma diluted net income per share	$3.07	$1.98	$1.39

      In December 2003, the Company’s Board of Directors declared a three-for-two common stock split (effected as a 50% stock dividend), paid on January 12, 2004 to stockholders of record on December 22, 2003. In February 2005, the Company’s Board of Directors declared a four-for-three stock split (effected as a 33% stock dividend), paid on March 16, 2005 to stockholders of record on March 1, 2005. The average share amounts presented above reflect the effects of these stock splits.

Interest rate swaps

      The Company entered into two ten-year interest rate swap agreements in 1998 with a major United States bank under which it receives each quarter the London Inter-Bank Offered Rate (LIBOR) and pays a fixed amount that averages 5.1% on a total notional amount of $200 million. At the end of each quarter, the swaps’ market value will have changed depending upon the market’s current anticipation of quarterly LIBOR rate levels from the present until the swaps’ maturity in 2008. The swaps’ market values generally vary directly with changes in anticipated future LIBOR rates. The swaps do not qualify as cash-flow hedges under SFAS No. 133, so changes in the swaps’ fair value must be recorded in the consolidated statements of income. The fair values of the interest rate swaps were liabilities to the Company of $12.7 million at September 30, 2004 and $20.8 million at September 30, 2003, and are recorded in homebuilding other liabilities. Changes in their fair values are recorded in homebuilding other income or expense. During the years ended September 30, 2004, 2003 and 2002, the Company had gains related to the interest rate swaps of $8.1 million, $1.8 million and a loss of $12.3 million, respectively.

Mortgage loans

      Mortgage loans held for sale consist primarily of single-family residential loans collateralized by the underlying property. Loans that have been closed but not committed to a third-party investor are matched with forward sales of mortgage backed securities (“FMBS”) that are designated as fair value hedges. Hedged loans are typically committed to third-party investors within three days of origination. All loans held for sale are carried at cost adjusted for changes in fair value after the date of designation of an effective hedge, based on either sale commitments or current market quotes. Any gain or loss on the sale of loans is recognized at the time of sale. As of September 30, 2004, the Company had $27.6 million in loans not committed to third-party investors which were hedged with $27.0 million of FMBS. During the

D.R. HORTON, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

years ended September 30, 2004, 2003 and 2002, the Company had net gains on sales of loans of $87.5 million, $91.5 million, and $55.1 million, respectively.

      The forward sales of mortgage-backed securities associated with uncommitted, funded loans are designated as fair value hedges of the risk of changes in the overall fair value of the related loans. Accordingly, changes in the value of the derivative instruments are recognized in current earnings, as are changes in the value of the loans. During the fiscal years ended September 30, 2004, 2003 and 2002, the Company’s net gains related to the ineffective portion of its fair value hedging instruments were insignificant. The net gains are included in financial services revenues.

Loan commitments

      To meet the financing needs of its customers, the Company is party to interest rate lock commitments (“IRLCs”) which are extended to borrowers who have applied for loan funding and meet certain defined credit and underwriting criteria. In accordance with SFAS No. 133 and related Derivatives Implementation Group conclusions, the Company classifies and accounts for IRLCs as non-designated derivative instruments at fair value with gains and losses recorded in current earnings. At September 30, 2004 and 2003, the Company’s IRLCs totaled $562.8 million and $458.7 million, respectively.

      The Company manages interest rate risk related to its IRLCs through the use of best-efforts whole loan delivery commitments, forward sales of mortgage-backed securities and the infrequent purchase of options on financial instruments. These instruments are considered non-designated derivatives and are accounted for at fair market value with gains and losses recorded in current earnings. As of September 30, 2004 the Company had approximately $117.0 million outstanding of FMBS and $432.6 million of best efforts whole loan delivery commitments related to its IRLCs.

Reclassification

      Certain prior year balances have been reclassified to conform to the fiscal 2004 presentation.

D.R. HORTON, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE B — NOTES PAYABLE

      The Company’s notes payable at their principal amounts, net of unamortized discount or premium, as applicable, consist of the following:

	As of September 30,

	2004	2003

	(In millions)
Homebuilding:
Unsecured:
Revolving credit facility due 2008	$—	$—
8 3/8% Senior notes due 2004, net	—	149.7
10 1/2% Senior notes due 2005, net	199.9	199.7
7 1/2% Senior notes due 2007	215.0	215.0
5% Senior notes due 2009, net	199.5	—
8% Senior notes due 2009, net	383.8	383.6
9 3/8% Senior notes due 2009, net	242.5	243.9
9 3/4% Senior subordinated notes due 2010, net	149.2	149.1
7 7/8% Senior notes due 2011, net	198.7	198.6
9 3/8% Senior subordinated notes due 2011, net	199.8	199.7
10 1/2% Senior subordinated notes due 2011, net	150.9	151.8
8 1/2% Senior notes due 2012, net	248.3	248.2
6 7/8% Senior notes due 2013	200.0	200.0
5 7/8% Senior notes due 2013	100.0	100.0
6 1/8% Senior notes due 2014, net	197.2	—
5 5/8% Senior notes due 2014, net	247.9	—
Other secured	73.8	125.9

	$3,006.5	$2,565.2

Financial Services:
Mortgage warehouse facility due 2005	$267.7	$148.0
Commercial paper conduit facility due 2006	225.0	250.0

	$492.7	$398.0

      The Company filed with the Securities and Exchange Commission a universal shelf registration statement registering $2 billion in debt and equity securities effective in August 2004. At September 30, 2004, the remaining capacity to issue new debt or equity securities amounted to $1.75 billion. After the October 2004 issuance of $250 million of 4 7/8% Senior notes due 2010, the remaining capacity to issue new debt or equity securities amounted to $1.5 billion.

      Maturities of consolidated notes payable, assuming the mortgage warehouse and commercial paper conduit facilities are not extended or renewed, are $740.0 million in 2005, $16.4 million in 2006, $5.5 million in 2007, $217.6 million in 2008, $821.2 million in 2009 and $1,695.5 million thereafter.

Homebuilding:

      In March 2004, the Company restructured and amended its existing unsecured revolving credit facility, increasing it to $1 billion and extending its maturity to March 25, 2008. The new facility included

D.R. HORTON, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

a $350 million letter of credit sub-facility and an uncommitted $250 million accordion feature that permitted an increase in the facility. In June 2004, the Company exercised the accordion feature and obtained commitments from its lenders that increased the total size of the facility to $1.21 billion. Borrowing capacity of this facility is reduced by the amount of letters of credit outstanding. At September 30, 2004, the Company had borrowing capacity from this facility of $1.1 billion. The facility is guaranteed by substantially all of the Company’s wholly-owned subsidiaries other than its financial services subsidiaries. Borrowings bear daily interest at rates based upon the London Interbank Offered Rate (LIBOR) plus a spread based upon the Company’s ratio of debt to tangible net worth and its senior unsecured debt rating. In addition to the stated interest rates, the revolving credit facility requires the Company to pay certain fees. The interest rates of the unsecured bank debt at September 30, 2004 and 2003 were 3.1% and 2.6%, respectively.

      Following is a summary of the key terms of each of the Company’s unsecured homebuilding notes payable outstanding as of September 30, 2004, including the annual effective interest rate of each series of notes, after giving effect to the amortization of deferred financing costs, discounts and premiums.

	Principal				Effective
Note Payable(1)	Amount	Date Issued	Date Due	Redeemable	Interest Rate

	(In millions)
10 1/2% Senior	$200.0	March/ June 2000	April 1, 2005	No	10.8%
7 1/2% Senior	$215.0	December 2002	December 1, 2007	No(3)	7.6%
5% Senior	$200.0	January 2004	January 15, 2009	No(3)	5.3%
8% Senior	$385.0	February 1999	February 1, 2009	No	8.3%
9 3/8% Senior	$235.0	Assumed from Schuler	July 15, 2009	Yes, on or after July 15, 2005(2)	8.4%
		February 2002
9 3/4% Senior subordinated	$150.0	September 2000	September 15, 2010	No	9.9%
7 7/8% Senior	$200.0	August 2001	August 15, 2011	No	8.0%
9 3/8% Senior subordinated	$200.0	March 2001	March 15, 2011	Yes, on or after March 15, 2006(2)	9.5%
10 1/2% Senior subordinated	$144.8	Assumed from Schuler	July 15, 2011	Yes, on or after July 15, 2006(2)	9.6%
		February 2002
8 1/2% Senior	$250.0	April 2002	April 15, 2012	Yes, on or after	8.6%
				April 15, 2007(2)(3)
6 7/8% Senior	$200.0	April 2003	May 1, 2013	No(3)	7.0%
5 7/8% Senior	$100.0	June 2003	July 1, 2013	Yes, on or after	5.9%
				July 1, 2008(2)(3)
6 1/8% Senior	$200.0	July 2004	January 15, 2014	No(3)	6.3%
5 5/8% Senior	$250.0	September 2004	September 15, 2014	No(3)	5.8%

(1)	Interest is payable semi-annually on each of the series of Senior and Senior Subordinated Notes.

(2)	Each series of notes that is redeemable may be redeemed at a price equal to 100% of the principal amount plus a premium declining ratably to par over a three-year period beginning on the date indicated.

(3)	The Company may only redeem up to 35% of the amount originally issued with the proceeds of public equity offerings at a redemption price equal to the principal amount plus a premium and accrued interest for up to three years after the date of issuance.

      All series of Senior Notes are senior obligations of the Company and rank pari passu in right of payment to all existing and future unsecured indebtedness of the Company, and senior to all existing and

D.R. HORTON, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

future indebtedness expressly subordinated to them. The Senior Subordinated Notes rank behind all existing and future Senior Notes and bank credit facilities. Both the Senior and Senior Subordinated Notes are guaranteed by substantially all of the Company’s wholly-owned subsidiaries other than its financial services subsidiaries. Upon a change of control of the Company, holders of all series of the notes have the right to require the Company to redeem such notes at a price of 101% of the par amount, along with accrued and unpaid interest.

      The bank credit facilities and the indentures for the Senior and Senior Subordinated Notes contain covenants which, taken together, limit investments in inventory, stock repurchases, cash dividends and other restricted payments, incurrence of indebtedness, asset dispositions and creation of liens, and require certain levels of tangible net worth. At September 30, 2004, under the most restrictive covenants, the additional debt the Company could incur would be limited to $2.2 billion. Additionally, cash dividends paid on or repurchases of the Company’s common stock and other restricted payments are limited to an amount not to exceed, on a cumulative basis, 50% of consolidated net income, as defined, subject to certain other adjustments. Pursuant to the most restrictive of these requirements, the Company had approximately $789.9 million available for the payment of dividends and other restricted payments at September 30, 2004.

      The Company uses interest rate swap agreements to help manage a portion of its interest rate exposure. The agreements convert a notional amount of $200 million from a variable rate to a fixed rate. These agreements are cancelable by a third party during periods where LIBOR exceeds 7%. The agreements expire at dates through September, 2008. The Company does not expect non-performance by the counter-party, a major U.S. bank, and any losses incurred in the event of non-performance are not expected to be material. Net payments or receipts under these agreements are recorded as adjustments to interest incurred. As a result of these agreements, the Company’s net interest costs were increased by $7.5 million in 2004 and 2003 and $6.0 million in 2002.

Financial Services:

      The Company’s mortgage subsidiary restructured and amended its mortgage warehouse loan facility in April 2004, increasing the facility to $300 million and extending its maturity to April 8, 2005, at the 30-day LIBOR rate plus a fixed premium. Additionally, this loan facility was amended on September 28, 2004 for a 30-day period, temporarily increasing the facility to $350 million to provide for increased year-end closing volume. The mortgage warehouse facility is secured by certain mortgage loans held for sale and is not guaranteed by D.R. Horton, Inc. or any of the guarantors of the Senior and Senior Subordinated Notes. The interest rates of the mortgage warehouse line payable at September 30, 2004 and 2003 were 2.7% and 2.2%, respectively.

      The Company’s mortgage subsidiary also has a $300 million commercial paper conduit facility (the “CP conduit facility”), which expires on June 29, 2006, the terms of which are renewable annually by the sponsoring banks. The CP conduit facility is secured by certain mortgage loans held for sale and is not guaranteed by D.R. Horton, Inc. or any of the guarantors of the Senior and Senior Subordinated Notes. The mortgage loans pledged to secure the CP conduit facility are used as collateral for mortgage-backed securities sold in the secondary commercial paper markets. The interest rates of the CP conduit facility at September 30, 2004 and 2003 were 2.4% and 1.7%, respectively.

NOTE C — ACQUISITIONS

      On February 21, 2002, Schuler Homes, Inc. merged with and into D.R. Horton, Inc., with D.R. Horton the surviving corporation. At the time of the merger, Schuler’s assets amounted to $1,393.3 million, principally inventory. The total merger consideration of $1,821.4 million consisted of the issuance of 20,079,532 shares of D.R. Horton, Inc. common stock, valued at $30.93 per share (the average

D.R. HORTON, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

closing price of D.R. Horton common stock for a period of ten trading days from December 4, 2001 to December 17, 2001); the payment of $168.7 million in cash; the assumption of $802.2 million of Schuler’s debt, $238.2 million of which was paid at closing; the assumption of trade payables and other liabilities amounting to $218.7 million; and the assumption of $10.8 million of obligations to the Schuler entities’ minority interest holders. Also, D.R. Horton issued options to purchase approximately 527,000 shares of D.R. Horton common stock to Schuler employees to replace outstanding Schuler stock options. The fair value of the options issued was $10.4 million and was recorded as additional capital. The fair value of the unvested options issued was $6.0 million and was recorded as unearned compensation. The unearned compensation was amortized over the remaining vesting period of the stock options. The amount of goodwill acquired in the Schuler acquisition was $441.6 million of which $30.9 million is deductible for tax purposes. There were no other significant changes in goodwill during the years ended September 30, 2004, 2003 and 2002.

      The merger was treated as a purchase of Schuler by D.R. Horton for accounting purposes; therefore, Schuler assets acquired and liabilities assumed were recorded on the Company’s balance sheet at their fair market values as of February 21, 2002. Schuler’s results of operations from February 22, 2002 to September 30, 2002 are included in the Company’s results of operations for the year ended September 30, 2002.

      The following unaudited pro forma combined condensed financial data for the year ending September 30, 2002 were derived from the historical financial statements of D.R. Horton, Inc. and Schuler. The unaudited pro forma combined condensed financial data give effect to the merger with Schuler as if it had occurred at the beginning of the year ended September 30, 2002. Pro forma adjustments to the historical financial data reflect those that we deem appropriate and are factually supported based upon currently available information.

      The unaudited pro forma combined condensed financial data has been included for comparative purposes only and does not purport to show what the operating results would have been if the merger had been consummated as of the dates indicated and should not be construed as representative of future operating results.

Year Ended
September 30,
2002

(Unaudited)
(In millions except
per share data)
Revenues	$7,313.8
Net income	$436.7

Basic net income per common share	$1.49

Net income per share assuming dilution	$1.39

D.R. HORTON, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE D — STOCKHOLDERS’ EQUITY

      At September 30, 2004, 313,820,661 shares of Common Stock were issued and 311,167,861 shares were outstanding. No shares of Preferred Stock were issued or outstanding. As of September 30, 2004, 17,345,648 and 17,737,560 shares of Common Stock were reserved for issuance pursuant to the D.R. Horton, Inc. Stock Incentive Plans and Employee Stock Purchase Plan, respectively.

      In December 2003, the Board of Directors declared a three-for-two common stock split (effected as a 50% stock dividend), paid on January 12, 2004 to stockholders of record on December 22, 2003. In February 2005, the Board of Directors declared a four-for-three common stock split (effected as a 33% stock dividend), paid on March 16, 2005 to stockholders of record on March 1, 2005. The effects of the March 2005 four-for-three stock split have been reflected in the consolidated balance sheet as of September 30, 2004, the consolidated statements of income for each of the three years in the period ended September 30, 2004, and the statement of stockholders’ equity for the year ended September 30, 2004.

      The Company has a shelf registration statement with the Securities and Exchange Commission to issue, from time to time, up to 22.5 million shares of registered common stock in connection with future acquisitions.

      On July 31, 2003, the Board of Directors authorized the repurchase of up to $200 million of the Company’s common stock and outstanding debt securities, as market conditions warrant. As of September 30, 2004 and 2003, the Company had $175.6 million remaining of the Board of Directors’ authorization for repurchases of common stock and $200 million remaining of the authorization for repurchases of debt securities.

NOTE E — PROVISION FOR INCOME TAXES

      The provision for income taxes includes the following components:

	Year Ended September 30,

	2004	2003	2002

	(In millions)
Current provision:
Federal	$561.5	$355.6	$248.8
State	96.0	48.2	26.7

	657.5	403.8	275.5

Deferred provision (benefit):
Federal	(45.7)	(19.6)	(29.9)
State	(4.0)	(2.0)	(2.8)

	(49.7)	(21.6)	(32.7)

Total provision for income taxes	$607.8	$382.2	$242.8

D.R. HORTON, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. These differences primarily relate to the following:

	As of September 30,

	2004	2003

	(In millions)
Deferred tax assets:
Capitalization of inventory costs	$96.1	$81.2
Warranty cost and other accruals	99.3	63.6
Fair value adjustment of Schuler notes	5.2	6.1
Change in value of interest rate swaps	4.8	8.0
Venture capital investment valuation allowances	5.9	6.7
Other	7.9	8.9

Total deferred tax assets	219.2	174.5
Deferred tax liabilities	38.8	44.8

Net deferred tax assets	$180.4	$129.7

      The net deferred tax assets are included in the balance sheet as other assets.

      The difference between income tax expense and tax computed by applying the federal statutory income tax rate of 35% to income before taxes is due to the following:

	Year Ended September 30,

	2004	2003	2002

	(In millions)
Income taxes at federal statutory rate	$554.0	$352.9	$226.6
Increase (decrease) in tax resulting from:
State income taxes, net	55.5	28.5	15.8
Other	(1.7)	0.8	0.4

Provision for income taxes	$607.8	$382.2	$242.8

NOTE F — EMPLOYEE BENEFIT PLANS

      The Company has a 401(k) plan for all Company employees who have been with the Company for a period of six months or more. The Company matches portions of employees’ voluntary contributions. Additional employer contributions in the form of profit sharing are at the discretion of the Company. Expenses for the plan were $7.5 million, $6.9 million and $6.0 million in fiscal 2004, 2003 and 2002, respectively.

      The Company’s Supplemental Executive Retirement Plan (“SERP”) is a non-qualified deferred compensation program that provides benefits payable to certain management employees upon retirement, death, or termination of employment with the Company. Under it, the Company accrues an unfunded benefit based on a percentage of the eligible employees’ salaries, as well as an interest factor based upon a predetermined formula. The Company recorded $1.5 million, $0.9 million and $0.8 million of expense for this plan in fiscal 2004, 2003 and 2002, respectively.

      In June 2002, the Company established a new deferred compensation plan to a select group of employees. The participating employees designate investments for their contributions; however, the Company is not required to invest the contributions in the designated investments. The Company records as expense the amount that the employee contributions would have earned had the funds been invested in the designated investments. The Company recorded $2.2 million, $1.3 million and $0.6 million of expense for this plan in fiscal 2004, 2003 and 2002, respectively.

D.R. HORTON, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company’s Employee Stock Purchase Plan provides eligible employees the opportunity to purchase common stock of the Company at a discounted price of 85% of the fair market value of the stock on the date of purchase. Under the terms of the plan, the total fair market value of the common stock that an eligible employee may purchase each year is limited to the lesser of 15% of the employee’s annual compensation or $25,000. Under the plan, employees of the Company purchased 86,035 shares for $2.5 million in fiscal 2004, 54,315 shares for $0.9 million in fiscal 2003 and 24,613 shares for $0.4 million in fiscal 2002.

      The Company Stock Incentive Plans provide for the granting of stock options to certain key employees of the Company to purchase shares of common stock. Options are granted at exercise prices which equal the market value of the Company’s common stock at the date of the grant. Options generally expire 10 years after the dates on which they were granted. Options generally vest over periods of 5 to 10 years. There were 612,247 and 4,274,616 shares available for future grants under the Plans at September 30, 2004 and 2003, respectively. The Company issued a three-for-two stock split in January 2004 and a four-for-three stock split in March 2005. The amounts in the following table reflect the effects of the stock splits.

      Activity under the Company Stock Incentive Plans are:

	2004		2003		2002

		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Options	Price	Options	Price	Options	Price

Stock Options
Outstanding at beginning of year	14,610,313	$6.71	17,572,516	$6.38	13,021,729	$4.18
Granted	4,798,666	21.60	120,000	10.26	7,054,426	9.49
Exercised	(1,539,281)	4.56	(1,746,751)	3.55	(2,030,527)	3.40
Canceled	(1,136,297)	8.43	(1,335,452)	6.77	(473,112)	5.08

Outstanding at end of year	16,733,401	$11.06	14,610,313	$6.71	17,572,516	$6.38

Exercisable at end of year	4,219,837	$5.81	3,960,341	$5.11	3,478,584	$3.92

      Exercise prices for options outstanding at September 30, 2004, ranged from $1.67 to $21.60.

      The weighted average remaining contractual lives of those options are:

	Outstanding			Exercisable

		Weighted	Weighted		Weighted	Weighted
		Average	Average		Average	Average
		Exercise	Remaining		Exercise	Remaining
Exercise Price Range	Options	Price	Contract Life	Options	Price	Contract Life

Less than $4.50	3,113,850	$3.26	3.3	1,455,789	$3.02	2.6
$4.50-$9.00	4,435,304	5.50	5.0	1,855,188	5.49	4.9
More than $9.00	9,184,247	16.39	8.7	908,860	10.96	7.8

Total	16,733,401	$11.06	6.7	4,219,837	$5.81	4.7

D.R. HORTON, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The weighted average fair value of grants made in fiscal 2004, 2003 and 2002 was $12.34, $6.06 and $6.43 per share, respectively. The amounts for fiscal 2003 and 2002 reflect the three-for-two stock split (effected as a 50% stock dividend) of January 2004 and the four-for-three stock split (effected as a 33% stock dividend) of March 2005.

      The fair values of the options granted were estimated on the date of their grant using the Black-Scholes option pricing model based on the following weighted average assumptions:

	2004	2003	2002

Risk free interest rate	4.38%	4.05%	4.66%
Expected life (in years)	7.18	6.63	7.0
Expected volatility	57.95%	67.66%	61.20%
Expected dividend yield	1.11%	1.42%	1.05%

NOTE G — FINANCIAL INSTRUMENTS

      The fair values of the Company’s financial instruments are based on quoted market prices, where available, or are estimated. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates are subjective in nature, involve matters of judgment and therefore, cannot be determined with precision. Estimated fair values are significantly affected by the assumptions used. The Company’s methods and assumptions used in estimating fair values are described below.

      The carrying amounts of cash and cash equivalents, the mortgage warehouse facility, the commercial paper conduit facility and other secured notes payable as reported in the Company’s balance sheets approximate their fair values due to their short maturity or floating interest rate terms, as applicable.

      For the Senior and Senior Subordinated Notes, fair values represent quoted market prices. For our interest rate swaps, fair values represent market values as determined by the issuer of the swaps based upon the market’s current anticipation of future LIBOR rate levels. For mortgage loans held for sale, forward sales of mortgage backed securities and interest rate lock commitments, the fair values are estimated based on quoted market prices for similar financial instruments. The table below sets forth the carrying values and estimated fair values of the Company’s Senior and Senior Subordinated Notes, interest rate swaps, mortgage loans held for sale, forward sales of mortgage backed securities and interest rate lock commitments.

	September 30, 2004		September 30, 2003

	Carrying	Estimated	Carrying	Estimated
	Value	Fair Value	Value	Fair Value

	(In millions)
HOMEBUILDING:
Liabilities
Senior and Senior Subordinated Notes	$2,932.7	$3,192.7	$2,439.3	$2,616.6
Interest rate swaps	12.7	12.7	20.8	20.8
FINANCIAL SERVICES:
Assets
Mortgage loans held for sale	623.3	623.3	485.5	485.5
Forward sales of mortgage backed securities	(0.3)	(0.3)	(3.3)	(3.3)
Interest rate lock commitments	0.3	0.3	3.4	3.4

D.R. HORTON, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE H — COMMITMENTS AND CONTINGENCIES

      The Company is involved in lawsuits and other contingencies in the ordinary course of business. Management believes that, while the ultimate outcome of the contingencies cannot be predicted with certainty, the ultimate liability, if any, will not have a material adverse effect on the Company’s financial position.

      The Company has established reserves for contingencies occurring in the ordinary course of business, including warranty costs on closed homes and the expected costs of the self-insured portion of general liability and workers compensation insurance claims. The Company’s estimates of the amounts to be charged to these reserves are based on historical data and trends, including but not limited to costs relative to revenues, home closings and product types, and include estimates of the costs of unreported claims related to past operations. The Company’s total reserves for such items were $223.2 million and $137.2 million at September 30, 2004 and 2003, respectively.

      In the ordinary course of business, the Company enters into land and lot option purchase contracts in order to procure land or lots for the construction of homes. At September 30, 2004, the Company had cash deposits of $220.3 million, promissory notes of $9.8 million, and letters of credit and surety bonds of $21.3 million to purchase land and lots with a total remaining purchase price of $4.9 billion. Only $128.1 million of the $4.9 billion in land lot option purchase contracts contain specific performance clauses which will require the Company to purchase the land or lots. The majority of land and lots under contract are expected to be purchased within three years.

      Additionally, in the normal course of its business activities, the Company provides standby letters of credit and surety bonds, issued by third parties, to secure performance under various contracts. At September 30, 2004, outstanding standby letters of credit were $133.8 million and surety bonds were $1,367.7 million. The Company has an additional capacity of $236.9 million for standby letters of credit under its revolving credit facility.

      The Company leases office space and equipment under non-cancelable operating leases. Minimum annual lease payments under these leases at September 30, 2004 approximate (in millions):

2005	$21.6
2006	20.5
2007	14.9
2008	10.6
2009	7.6
Thereafter	19.9

$95.1

      Rent expense approximated $33.2 million, $27.7 million and $25.1 million for fiscal 2004, 2003 and 2002, respectively.

D.R. HORTON, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE I — SUMMARIZED FINANCIAL INFORMATION

      All of the Company’s Senior and Senior Subordinated Notes are fully and unconditionally guaranteed, on a joint and several basis, by all of the Company’s direct and indirect subsidiaries (Guarantor Subsidiaries), other than financial services subsidiaries and certain other inconsequential subsidiaries (collectively, Non-Guarantor Subsidiaries). Each of the Guarantor Subsidiaries is wholly-owned. In lieu of providing separate audited financial statements for the Guarantor Subsidiaries, consolidated condensed financial statements are presented below. Separate financial statements and other disclosures concerning the Guarantor Subsidiaries are not presented because management has determined that they are not material to investors.

Consolidating Balance Sheet

September 30, 2004

	D.R.	Guarantor	Non-Guarantor
	Horton, Inc.	Subsidiaries	Subsidiaries	Eliminations	Total

	(In millions)
ASSETS
Cash and cash equivalents	$338.9	$131.6	$47.5	$—	$518.0
Advances to and investments in subsidiaries	5,384.5	182.4	—	(5,566.9)	—
Inventories	1,487.6	4,894.4	185.4	—	6,567.4
Property & equipment (net)	16.3	58.8	16.8	—	91.9
Earnest money deposits & other assets	256.3	299.8	49.6	—	605.7
Mortgage loans held for sale	—	—	623.3	—	623.3
Goodwill	—	578.9	—	—	578.9

Total Assets	$7,483.6	$6,145.9	$922.6	$(5,566.9)	$8,985.2

LIABILITIES & EQUITY
Accounts payable and other liabilities	$537.1	$772.3	$49.5	$—	$1,358.9
Advances from parent/subsidiaries	—	3,374.5	90.6	(3,465.1)	—
Notes payable	2,985.8	18.9	494.5	—	3,499.2

Total Liabilities	3,522.9	4,165.7	634.6	(3,465.1)	4,858.1

Minority interests	—	—	166.4	—	166.4

Total Equity	3,960.7	1,980.2	121.6	(2,101.8)	3,960.7

Total Liabilities & Equity	$7,483.6	$6,145.9	$922.6	$(5,566.9)	$8,985.2

D.R. HORTON, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Consolidating Balance Sheet

September 30, 2003

	D.R.	Guarantor	Non-Guarantor
	Horton, Inc.	Subsidiaries	Subsidiaries	Eliminations	Total

	(In millions)
ASSETS
Cash and cash equivalents	$196.1	$319.0	$67.8	$—	$582.9
Advances to and investments in subsidiaries	4,634.6	219.9	—	(4,854.5)	—
Inventories	957.8	3,921.3	203.2	—	5,082.3
Property & equipment (net)	13.3	51.4	17.0	—	81.7
Earnest money deposits & other assets	191.8	232.6	43.7	—	468.1
Mortgage loans held for sale	—	—	485.5	—	485.5
Goodwill	—	578.9	—	—	578.9

Total Assets	$5,993.6	$5,323.1	$817.2	$(4,854.5)	$7,279.4

LIABILITIES & EQUITY
Accounts payable and other liabilities	$450.7	$613.4	$84.9	$—	$1,149.0
Advances from parent/subsidiaries	—	2,999.9	91.1	(3,091.0)	—
Notes payable	2,511.6	44.5	407.1	—	2,963.2

Total Liabilities	2,962.3	3,657.8	583.1	(3,091.0)	4,112.2

Minority interests	—	—	135.9	—	135.9

Total Equity	3,031.3	1,665.3	98.2	(1,763.5)	3,031.3

Total Liabilities & Equity	$5,993.6	$5,323.1	$817.2	$(4,854.5)	$7,279.4

D.R. HORTON, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Consolidating Statement of Income

Year Ended September 30, 2004

	D.R.	Guarantor	Non-Guarantor
	Horton, Inc.	Subsidiaries	Subsidiaries	Eliminations	Total

	(In millions)
Homebuilding:
Revenues:
Home sales	$1,885.2	$8,489.4	$116.5	$—	$10,491.1
Land/lot sales	14.9	152.0	—	—	166.9

	1,900.1	8,641.4	116.5	—	10,658.0
Cost of sales:
Home sales	1,376.6	6,633.8	84.3	—	8,094.7
Land/lot sales	12.0	90.6	—	—	102.6

	1,388.6	6,724.4	84.3	—	8,197.3
Gross profit:
Home sales	508.6	1,855.6	32.2	—	2,396.4
Land/lot sales	2.9	61.4	—	—	64.3

	511.5	1,917.0	32.2	—	2,460.7
Selling, general & administrative expense	342.2	594.7	10.2	11.9	959.0
Interest expense	3.0	0.1	0.3	—	3.4
Other (income) expense	(1,416.6)	(12.4)	7.3	1,411.8	(9.9)

	1,582.9	1,334.6	14.4	(1,423.7)	1,508.2

Financial services:
Revenues	—	—	182.8	—	182.8
General & administrative expense	—	—	132.9	(11.9)	121.0
Interest expense	—	—	5.9	—	5.9
Other (income)	—	—	(18.8)	—	(18.8)

	—	—	62.8	11.9	74.7

Income before income taxes	1,582.9	1,334.6	77.2	(1,411.8)	1,582.9
Provision for income taxes	607.8	512.4	29.7	(542.1)	607.8

Net income	$975.1	$822.2	$47.5	$(869.7)	$975.1

D.R. HORTON, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Consolidating Statement of Income

Year Ended September 30, 2003

	D.R.	Guarantor	Non-Guarantor
	Horton, Inc.	Subsidiaries	Subsidiaries	Eliminations	Total

	(In millions)
Homebuilding:
Revenues:
Home sales	$1,296.9	$6,833.6	$203.6	$—	$8,334.1
Land/lot sales	16.6	199.0	2.4	—	218.0

	1,313.5	7,032.6	206.0	—	8,552.1
Cost of sales:
Home sales	1,033.0	5,440.9	147.7	(0.4)	6,621.2
Land/lot sales	19.0	163.2	2.4	—	184.6

	1,052.0	5,604.1	150.1	(0.4)	6,805.8
Gross profit:
Home sales	263.9	1,392.7	55.9	0.4	1,712.9
Land/lot sales	(2.4)	35.8	—	—	33.4

	261.5	1,428.5	55.9	0.4	1,746.3
Selling, general & administrative expense	260.5	524.0	20.8	11.7	817.0
Interest expense	3.5	(0.3)	2.0	—	5.2
Other (income) expense	(1,010.7)	(4.6)	14.6	1,010.1	9.4

	1,008.2	909.4	18.5	(1,021.4)	914.7

Financial services:
Revenues	—	—	176.0	—	176.0
General & administrative expense	—	—	110.0	(11.7)	98.3
Interest expense	—	—	7.4	—	7.4
Other (income)	—	—	(23.2)	—	(23.2)

	—	—	81.8	11.7	93.5

Income before income taxes	1,008.2	909.4	100.3	(1,009.7)	1,008.2
Provision for income taxes	382.2	344.8	38.0	(382.8)	382.2

Net income	$626.0	$564.6	$62.3	$(626.9)	$626.0

D.R. HORTON, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Consolidating Statement of Income

Year Ended September 30, 2002

	D.R.	Guarantor	Non-Guarantor
	Horton, Inc.	Subsidiaries	Subsidiaries	Eliminations	Total

	(In millions)
Homebuilding:
Revenues:
Home sales	$959.4	$5,496.2	$74.0	$—	$6,529.6
Land/lot sales	6.8	77.3	11.5	—	95.6

	966.2	5,573.5	85.5	—	6,625.2
Cost of sales:
Home sales	742.8	4,482.6	57.0	(0.3)	5,282.1
Land/lot sales	6.2	65.6	10.5	—	82.3

	749.0	4,548.2	67.5	(0.3)	5,364.4
Gross profit:
Home sales	216.6	1,013.6	17.0	0.3	1,247.5
Land/lot sales	0.6	11.7	1.0	—	13.3

	217.2	1,025.3	18.0	0.3	1,260.8
General & administrative expense	180.1	451.6	7.7	7.4	646.8
Interest expense	3.9	0.6	1.5	—	6.0
Other (income) expense	(614.3)	(3.3)	7.0	627.5	16.9

	647.5	576.4	1.8	(634.6)	591.1

Financial services:
Revenues	—	—	113.6	—	113.6
General & administrative expense	—	—	75.2	(7.4)	67.8
Interest expense	—	—	5.5	—	5.5
Other (income)	—	—	(16.1)	—	(16.1)

	—	—	49.0	7.4	56.4

Income before income taxes	647.5	576.4	50.8	(627.2)	647.5
Provision for income taxes	242.8	216.1	19.1	(235.2)	242.8

Net income	$404.7	$360.3	$31.7	$(392.0)	$404.7

D.R. HORTON, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Consolidating Statement of Cash Flows

Year Ended September 30, 2004

	D.R.	Guarantor	Non-Guarantor
	Horton, Inc.	Subsidiaries	Subsidiaries	Eliminations	Total

	(In millions)
OPERATING ACTIVITIES
Net income	$975.1	$822.2	$47.5	$(869.7)	$975.1
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	8.2	37.9	3.5	—	49.6
Amortization of debt discounts and fees	5.9	—	—	—	5.9
Changes in operating assets and liabilities:
(Increase) decrease in inventories	(459.9)	(971.1)	19.9	—	(1,411.1)
Increase in earnest money deposits and other assets	(19.7)	(71.0)	(4.6)	—	(95.3)
Increase in mortgage loans held for sale	—	—	(137.8)	—	(137.8)
Increase (decrease) in accounts payable and other liabilities	39.3	158.8	(7.0)	—	191.1

Net cash provided by (used in) operating activities	548.9	(23.2)	(78.5)	(869.7)	(422.5)

INVESTING ACTIVITIES
Net purchases of property and equipment	(9.1)	(41.6)	(4.5)	—	(55.2)

Net cash used in investing activities	(9.1)	(41.6)	(4.5)	—	(55.2)

FINANCING ACTIVITIES
Net change in notes payable	404.1	(29.8)	90.0	—	464.3
Increase (decrease) in intercompany payables	(749.6)	407.2	(27.3)	369.7	—
Proceeds from stock associated with certain employee benefit plans	15.4	—	—	—	15.4
Cash dividends/distributions paid	(66.9)	(500.0)	—	500.0	(66.9)

Net cash (used in) provided by financing activities	(397.0)	(122.6)	62.7	869.7	412.8

Increase in cash	142.8	(187.4)	(20.3)	—	(64.9)
Cash at beginning of year	196.1	319.0	67.8	—	582.9

Cash at end of year	$338.9	$131.6	$47.5	$—	$518.0

D.R. HORTON, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Consolidating Statement of Cash Flows

Year Ended September 30, 2003

	D.R.	Guarantor	Non-Guarantor
	Horton, Inc.	Subsidiaries	Subsidiaries	Eliminations	Total

	(In millions)
OPERATING ACTIVITIES
Net income	$626.0	$564.6	$62.3	$(626.9)	$626.0
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	7.0	31.1	3.7	—	41.8
Amortization of debt discounts and fees	4.0	—	—	—	4.0
Changes in operating assets and liabilities:
(Increase) decrease in inventories	(218.6)	(303.7)	36.7	(0.4)	(486.0)
(Increase) decrease in earnest money deposits and other assets	47.1	(26.6)	(6.3)	(4.7)	9.5
Increase in mortgage loans held for sale	—	—	(21.4)	—	(21.4)
Increase in accounts payable and other liabilities	86.2	138.8	24.3	0.1	249.4

Net cash provided by operating activities	551.7	404.2	99.3	(631.9)	423.3

INVESTING ACTIVITIES
Investment in consolidated subsidiaries	(216.1)	—	—	216.1	—
Net purchases of property and equipment	(7.1)	(25.9)	(15.6)	—	(48.6)

Net cash used in investing activities	(223.2)	(25.9)	(15.6)	216.1	(48.6)

FINANCING ACTIVITIES
Net change in notes payable	227.1	(17.4)	(18.4)	—	191.3
Increase (decrease) in intercompany payables	(272.1)	207.8	(21.5)	85.8	—
Purchase of treasury stock	(58.9)	—	—	—	(58.9)
Proceeds from stock associated with certain employee benefit plans	11.6	—	—	—	11.6
Cash dividends/distributions paid	(40.1)	(330.0)	—	330.0	(40.1)

Net cash (used in) provided by financing activities	(132.4)	(139.6)	(39.9)	415.8	103.9

Increase in cash	196.1	238.7	43.8	—	478.6
Cash at beginning of year	—	80.3	24.0	—	104.3

Cash at end of year	$196.1	$319.0	$67.8	$—	$582.9

D.R. HORTON, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Consolidating Statement of Cash Flows

Year Ended September 30, 2002

	D.R.	Guarantor	Non-Guarantor
	Horton, Inc.	Subsidiaries	Subsidiaries	Eliminations	Total

	(In millions)
OPERATING ACTIVITIES
Net income	$404.7	$360.3	$31.7	$(392.0)	$404.7
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	4.7	26.0	2.1	—	32.8
Amortization of debt discounts and fees	7.8	—	—	—	7.8
Changes in operating assets and liabilities:
Increase in inventories	(123.4)	(73.7)	(47.1)	—	(244.2)
(Increase) decrease in earnest money deposits and other assets	(100.0)	23.5	(10.9)	(4.9)	(92.3)
Increase in mortgage loans held for sale	—	—	(241.3)	—	(241.3)
Increase (decrease) in accounts payable and other liabilities	78.3	(59.6)	23.2	—	41.9

Net cash provided by (used in) operating activities	272.1	276.5	(242.3)	(396.9)	(90.6)

INVESTING ACTIVITIES
Net purchases of property and equipment	(5.8)	(30.4)	(3.1)	—	(39.3)
Investment in consolidated subsidiaries	(146.5)	—	—	146.5	—
Net cash paid for acquisitions	—	(153.8)	—	—	(153.8)

Net cash used in investing activities	(152.3)	(184.2)	(3.1)	146.5	(193.1)

FINANCING ACTIVITIES
Net change in notes payable	215.1	(257.6)	200.2	4.8	162.5
Increase (decrease) in intercompany payables	(321.2)	339.0	60.5	(78.3)	—
Proceeds from stock associated with certain employee benefit plans	12.4	—	—	—	12.4
Cash dividends/distributions paid	(26.1)	(323.9)	—	323.9	(26.1)

Net cash (used in) provided by financing activities	(119.8)	(242.5)	260.7	250.4	148.8

Increase (decrease) in cash	—	(150.2)	15.3	—	(134.9)
Cash at beginning of year	—	230.5	8.7	—	239.2

Cash at end of year	$—	$80.3	$24.0	$—	$104.3

D.R. HORTON, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE J — QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

      Quarterly results of operations are (in millions, except for per share amounts):

	Fiscal 2004
	Three Months Ended

	September 30	June 30	March 31	December 31

Revenues	$3,510.6	$2,790.4	$2,335.3	$2,204.5
Gross profit	824.5	625.8	517.1	493.3
Net income	349.6	251.3	188.6	185.6
Basic earnings per common share(1)	1.12	0.81	0.61	0.60
Diluted earnings per common share(1)	1.11	0.80	0.60	0.59

	Fiscal 2003
	Three Months Ended

	September 30	June 30	March 31	December 31

Revenues	$2,862.2	$2,212.4	$1,908.5	$1,744.9
Gross profit	595.9	439.9	372.4	338.2
Net income	230.7	155.6	127.8	111.8
Basic earnings per common share(1)	0.74	0.53	0.44	0.38
Diluted earnings per common share(1)	0.73	0.50	0.41	0.36

(1)	All basic and diluted share amounts presented above have been restated to reflect the effects of the three-for-two stock split (effected as a 50% stock dividend) in January 2004 and the four-for-three stock split (effected as a 33% stock dividend) in March 2005.

NOTE K — TRANSACTIONS WITH RELATED PARTIES

      One of the Company’s former directors beneficially owns EVP Capital, L.P., (“EVP”), which was a general partner of Encore Venture Partners II (Texas), L.P. (“Encore”), a Company affiliate which, together with other Company affiliates, invested in technology start-up and emerging growth companies. During the term of EVP’s interest in Encore, this former director advised and assisted the Company in its homebuilder acquisitions. In connection with the termination of the Company’s investment program through Encore, the existing agreement with EVP was terminated, along with EVP’s interests in Encore. After such termination, through advisory arrangements with the Company, this former director continued to monitor Encore and affiliate investments and to advise and assist the Company in its homebuilder acquisitions and in the process of integrating acquired homebuilding operations. For this former director’s advice and assistance during the fiscal year ended September 30, 2002, the Company paid EVP $2.0 million, in addition to the reimbursement of expenses. The advisory arrangements terminated as of September 30, 2002.

NOTE L — SUBSEQUENT EVENTS

      In October 2004, the Company issued $250 million principal amount of 4 7/8% Senior notes due 2010. The notes, which are due January 15, 2010, with interest payable semi-annually, represent unsecured obligations of the Company. The Company used the proceeds from the borrowings for general corporate purposes, including land acquisition and development, home construction and homebuilding operations and other working capital needs.

      In February 2005, the Company’s Board of Directors declared a four-for-three stock split (effected as a 33% stock dividend), paid on March 16, 2005 to stockholders of record on March 1, 2005. The effects of the March 2005 four-for-three stock split have been reflected in the consolidated balance sheet as of September 30, 2004, the consolidated statements of income for each of the three years in the period ended September 30, 2004, and the statement of stockholders’ equity for the year ended September 30, 2004.